Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

April 28, 2004

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES IMPROVED FIRST QUARTER 2004 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $144 million, or 35 cents per share on a diluted basis, for the first quarter of 2004 compared with $126 million, or 31 cents per share, in the first quarter of 2003.

Including the impact of discontinued operations, Xcel Energy earned $150 million, or 36 cents per share, in the first quarter of 2004, compared with net income of $140 million, or 34 cents per share, in the first quarter of 2003.

Xcel Energy’s net income for the first quarter included the following:

•	Regulated utility earnings from continuing operations in 2004 were $158 million, or 37 cents per share, compared with $145 million, or 35 cents per share, in 2003;

•	Nonregulated subsidiary and holding company losses from continuing operations in 2004 were 2 cents per share, compared with a loss of 4 cents per share in 2003; and

•	Results from discontinued operations were income of $6 million, or 1 cent per share, in 2004, compared with income of $14 million, or 3 cents per share, in 2003.

First quarter 2004 utility earnings per share from continuing operations were higher than 2003 primarily due to greater than expected sales into short-term electric wholesale markets.

“Our first quarter financial results reflect our ability to take advantage of our low-cost generation resources,” said Wayne H. Brunetti, chairman and chief executive officer. “We firmly believe our strategy of investing in our core business will enhance our ability to provide low-cost, reliable energy to our customers and provide growth opportunities for our shareholders.”

Benjamin G.S. Fowke III, vice president, chief financial officer and treasurer, added: “We are maintaining our annual earnings guidance of $1.15 to $1.25 per share from continuing operations. Although we had a good quarter, it is still early in the year. The utility business is very seasonal and quarterly results can vary significantly depending on weather, operation and maintenance expenses, capacity costs and power plant availability.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review first quarter financial results. To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800) 374-0832
International Dial-In:	(706) 634-5081

     The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on April 28 through 11:59 p.m. CDT on May 7.

Replay Numbers

US Dial-In:	(800) 642-1687
International Dial-In:	(706) 645-9291
Access Code:	6362753

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; risks associated with the California power market; the items described under Factors Affecting Results of Operations; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2003.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations (612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Thousands of Dollars, Except Per Share Data)

	Three months ended
	March 31,
	2004	2003
Operating revenues:
Electric utility	$1,469,424	$1,365,378
Natural gas utility	762,808	654,272
Electric trading margin	4,176	(1,034)
Nonregulated and other	54,177	56,941

Total operating revenues	2,290,585	2,075,557
Operating expenses:
Electric fuel and purchased power – utility	678,693	592,151
Cost of natural gas sold and transported – utility	594,252	474,211
Cost of sales – nonregulated and other	28,554	34,370
Other operating and maintenance expenses – utility	393,645	377,502
Other operating and maintenance expenses – nonregulated	20,652	23,560
Depreciation and amortization	175,771	191,153
Taxes (other than income taxes)	84,895	80,700

Total operating expenses	1,976,462	1,773,647

Operating income	314,123	301,910
Interest and other income (expense), net	7,462	(805)
Interest charges and financing costs:
Interest charges – net of amounts capitalized	107,742	105,076
Distributions on redeemable preferred securities of subsidiary trusts	—	9,586

Total interest charges and financing costs	107,742	114,662

Income from continuing operations before income taxes	213,843	186,443
Income taxes	69,545	60,477

Income from continuing operations	144,298	125,966
Income from discontinued operations – net of tax	5,613	14,046

Net income	149,911	140,012
Dividend requirements on preferred stock	1,060	1,060

Earnings available for common shareholders	$148,851	$138,952

Weighted average common shares outstanding (in thousands):
Basic	398,583	398,714
Diluted	421,921	417,368
Earnings per share – basic:
Income from continuing operations	$0.36	$0.31
Income from discontinued operations	0.01	0.04

Total	$0.37	$0.35

Earnings per share – diluted:
Income from continuing operations	$0.35	$0.31
Income from discontinued operations	0.01	0.03

Total	$0.36	$0.34

Xcel Energy reached an agreement in January 2004 to sell Cheyenne Light, Fuel and Power Co. (CLF & P) pending regulatory approval. 2003 results reflect required reclassifications of discontinued operations for CLF & P.

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1. Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	3 months ended
	March 31,
	2004	2003
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.37	$0.35
Nonregulated & holding company segment – Note 3	(0.02)	(0.04)

Total earnings per share - continuing operations	0.35	0.31

Income from discontinued operations – regulated utility - Note 4	–	0.05
Income (loss) from discontinued operations – NRG – Note 7	–	(0.03)
Income from discontinued operations – other nonregulated.	0.01	0.01

Total earnings per share - discontinued operations	0.01	0.03

Total earnings per share – diluted	$0.36	$0.34

The following table summarizes significant components contributing to the changes in the first quarter of 2004 earnings per share compared with the same period in 2003, which are discussed in more detail later in the release.

Increase (decrease)

March 31,
2004 vs. 2003
Changes in Earnings Per Share – Continuing Operations
Higher short-term electric wholesale and trading margins	$0.03
Lower depreciation and amortization expense	0.02
Lower financing costs	0.01
Lower losses from nonregulated subsidiaries	0.02
Higher operating and maintenance expense	(0.02)
Unfavorable weather	(0.01)
Other	(0.01)

Net change in earnings per share – continuing operations	0.04
Changes in Earnings Per Share – Discontinued Operations	(0.02)

Total increase in earnings per share – diluted	$0.02

Note 2. Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)
	2004 vs. Normal	2003 vs. Normal	2004 vs. 2003
3 months ended March. 31	$(0.01)	$0.00	$(0.01)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three-month period ended March 31, 2004, compared with the same periods in 2003.

	3 months ended March 31,
	Actual	Normalized
Electric residential	0.7%	1.7%
Electric commercial & industrial	1.5%	1.6%
Total retail electric sales	1.3%	1.6%
Firm natural gas sales	(6.0)%	(2.3)%
Total natural gas sales	(6.8)%	(4.2)%

Electric Utility and Commodity Trading Margins – The following table details the changes in revenues, costs and margins (including the trading activity that is reported net on the income statement) from Xcel Energy’s electric utility and commodity trading operations that are included in continuing operations:

	Base		Electric
	Electric	Short-term	Commodity	Consolidated
(Millions of Dollars)	Utility	Wholesale	Trading	Total
3 months ended 03/31/2004
Electric utility revenue	$1,411	$58	$—	$1,469
Electric fuel and purchased power utility	(658)	(21)	—	(679)
Electric trading revenue – gross	—	—	86	86
Electric trading costs	—	—	(82)	(82)

Gross margin before operating expenses	$753	$37	$4	$794

Margin as a percentage of revenue	53.4%	63.8%	4.7%	51.1%

3 months ended 03/31/2003
Electric utility revenue	$1,303	$62	$—	$1,365
Electric fuel and purchased power-utility	(551)	(41)	—	(592)
Electric trading revenue – gross	—	—	58	58
Electric trading costs	—	—	(59)	(59)

Gross margin before operating expenses	$752	$21	$(1)	$772

Margin as a percentage of revenue	57.7%	33.9%	(1.7)%	54.3%

Note – The wholesale and trading margins in the above table reflect the estimated impacts of the regulatory sharing of certain margins under the energy cost adjustment mechanisms in Colorado.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $1 million for the first quarter of 2004, compared with the first quarter of 2003. The increased base electric margin reflects weather-normalized sales growth, partially offset by increased purchased capacity costs mainly at Public Service Company of Colorado (PSCo). For more information see the following table:

Base Electric Utility Margin

(Millions of dollars)	2004 vs. 2003
Sales growth (excluding weather impact)	$13
Estimated impact of weather	(3)
Purchased capacity costs	(10)
Capacity sales	3
Other	(2)

Total base electric utility margin increase	$1

Short-term wholesale margins consist of asset-based electric sales for resale. Electric commodity trading margins consist of non-asset-based purchases and sales. Short-term wholesale and electric commodity trading margins increased approximately $21 million during the first quarter of 2004. First quarter 2004 short-term wholesale results reflect the impact of high market prices and a preexisting contract, which expired in the first quarter of 2004.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the first quarter of 2004 increased by approximately $16 million, or 4.3 percent, compared with the same period in 2003. The increase is primarily due to higher employee related costs, including $9 million of performance-based restricted stock unit expense related to a 2003 grant; higher medical and health care costs of $7 million; and lower pension credits and higher 401k match costs of $7 million. The increase was partially offset by lower performance-based compensation costs. In the first quarter of 2003, there were no restricted stock unit accruals due to the implementation of the plan at the end of that quarter. The cost of the 2003 restricted stock unit grant has been fully accrued at March 31, 2004.

Depreciation and Amortization – Depreciation and amortization expense decreased by approximately $15 million, or 8.0 percent, for the first quarter of 2004, when compared with the first quarter of 2003. During 2003, the Minnesota Legislature authorized additional spent nuclear fuel storage at the Prairie Island nuclear plant. In December 2003, the Minnesota Public Utilities Commission extended the authorized useful lives of the two generating units at the Prairie Island nuclear plant, retroactive to Jan. 1, 2003. Annual depreciation expense for 2004 is expected to be approximately $18 million lower than 2003, due to a change in the decommissioning accruals resulting from a related order.

In addition, effective July 1, 2003, the Colorado Public Utilities Commission (CPUC) lengthened the depreciable lives of certain electric utility plant at PSCo as a part of the general Colorado rate case, which will reduce annual depreciation expense by $20 million. This action reduced 2003 depreciation expense by $10 million. Xcel Energy’s depreciation expense in 2004 will reflect the full year impact of this change.

Interest and Other Income, Net of Nonoperating Expenses – Interest and other income, net of nonoperating expense increased $8.3 million for the first quarter of 2004, compared with the same period in 2003. The increase was primarily due to a decrease in the equity loss from unconsolidated affiliates of Utility Engineering from 2003 to 2004 and an increase in allowance for equity funds used during construction.

Interest Charges and Financing Costs – Interest charges and financing costs decreased $7 million, or 6.0 percent, for the first quarter of 2004 compared with the same period in 2003. The decrease is due to the issuance of debt during 2003 to refinance higher coupon debt.

Note 3. Nonregulated and Holding Company Results – Continuing Operations

The following table summarizes the earnings-per-share contributions of the continuing operations of Xcel Energy’s nonregulated businesses and holding company.

	3 months ended
	March 31,
	2004	2003
Seren Innovations, Inc.	$(0.01)	$(0.01)
Financing costs and preferred dividends – holding company	(0.02)	(0.02)
Other nonregulated results and holding company	0.01	(0.01)

Total nonregulated and holding co. - continuing operations	$(0.02)	$(0.04)

Seren – Seren operates a combination cable television, telephone and high-speed Internet access system in St. Cloud, Minn., and Contra Costa County, California. Operation of its broadband communications network has resulted in losses. Seren has completed its build-out phase and has been experiencing improvement in its operating results. On March 31, 2004, Xcel Energy’s investment in Seren was approximately $260 million.

Financing Costs and Preferred Dividends – Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries.

Other Nonregulated Results – Other nonregulated results for the first quarter of 2003 include losses from Utility Engineering related to fixed costs in excess of project income and project write downs, which did not recur.

Note 4. Discontinued Operations

A summary of the earnings per share components of discontinued operations is as follows:

	3 months ended
	March 31,	March 31,
	2004	2003
Utility segments	$—	$0.05
NRG segment	—	(0.03)
All other segment	0.01	0.01

Total discontinued operations	$0.01	$0.03

Discontinued - Utility Segments – During January 2004, Xcel Energy reached an agreement to sell its regulated electric and natural gas subsidiary, Cheyenne Light, Fuel & Power Company (CLF&P). As a result of this agreement, Xcel Energy will report CLF&P results as a component of discontinued operations for all periods presented. The sale is pending regulatory approval and expected to be completed in 2004.

During 2003, Xcel Energy completed the sale of two subsidiaries in its regulated natural gas utility segment, Black Mountain Gas and Viking Gas Transmission Co., including its interest in Guardian Pipeline, LLC. As a result a gain of 5 cents per share was recorded in the first quarter of 2003, related to the sale of Viking Gas. The BMG sale was completed in the third quarter of 2003.

Discontinued Nonregulated Operations – NRG – Xcel Energy’s share of NRG Energy Inc.’s (NRG) results for 2003 and prior periods are reported as a component of discontinued operations due to NRG’s emergence from bankruptcy in December 2003 and Xcel Energy’s corresponding relinquishment of its ownership interest in NRG. See additional discussion of NRG’s bankruptcy and divestiture in Note 7.

Discontinued Nonregulated Operations - Other Subsidiaries – During 2003, the board of directors of Xcel Energy approved management’s plan to exit businesses conducted by Xcel Energy International and e prime. Xcel Energy International primarily includes power generation projects in Argentina. e prime provided energy-related products and services, which include natural gas commodity trading and marketing and energy consulting.

Xcel Energy sold all of the contractual assets of e prime during the first quarter of 2004. During the first quarter of 2004, Xcel Energy completed the sale of one of its Argentina subsidiaries, Hidroelectrica del Sur S.A. (HDS). The sale price was immaterial and approximated the book value of Xcel Energy’s investment in HDS. Xcel Energy International is in the process of marketing its remaining assets and operations to prospective buyers and expects to exit the businesses during 2004.

During the first quarter of 2004, Xcel Energy recorded earnings from discontinued operations of 1 cent per share related to ongoing activity at the remaining businesses of Xcel Energy International and a tax benefit true up related to NRG.

Note 5. Xcel Energy Liquidity

Xcel Energy and Utility Subsidiary Credit Facilities – As of April 23, 2004, Xcel Energy had the following credit facilities available to meet its liquidity needs:

Company	Facility	Drawn*	Available	Cash	Liquidity	Maturity
(Millions of dollars)
NSP-Minnesota	$275	$43	$232	$147	$379	May-2004
PSCo	$350	$15	$335	$3	$338	May-2004
SPS	$125	$15	$110	$0	$110	Feb-2005
Xcel Energy – Holding Company	$400	$19	$381	$348	$729	Nov-2005

Total	$1,150	$92	$1,058	$498	$1,556

* Includes short-term borrowings and letters of credit.

The liquidity table reflects the payment of common dividends on April 20, 2004 and the repayment of $145 million of long-term debt at PSCo.

NSP-Wisconsin has approval from the Wisconsin Public Service Commission to borrow up to $50 million in short-term debt from either external financial institutions or NSP-Minnesota. Currently, NSP-Wisconsin borrows on a short-term basis through an inter-company borrowing agreement with NSP-Minnesota. At March 31, 2004, NSP-Wisconsin had no short-term borrowings outstanding and no cash.

NSP-Minnesota and PSCo are currently in the process of renewing their 364-day revolving credit facilities. Both companies expect to receive commitments from lenders on or around May 3, 2004 for the new 364-day revolving credit facilities. Closing of both facilities is expected to occur prior to the maturity of the existing credit facilities.

The settlement with NRG creditors in the NRG bankruptcy proceeding require that Xcel Energy pay $752 million to NRG, of which $352 million remains to be paid, to settle all claims of NRG against Xcel Energy and claims of NRG creditors against Xcel Energy. See further discussion at Note 7.

Credit Ratings - On April 19, 2004, Moody’s upgraded the credit ratings of Xcel Energy’s senior unsecured debt by two notches. The credit ratings for the senior unsecured debt of NSP-Minnesota, NSP-Wisconsin and PSCo were upgraded by one notch. The credit ratings for Southwestern Public Service (SPS) were affirmed at their current ratings. The Moody’s credit outlook for Xcel Energy and its operating companies is stable.

On March 12, 2004, Standard & Poor’s affirmed the credit ratings for Xcel Energy, NSP-Minnesota, NSP-Wisconsin, PSCo and SPS at their current ratings. The Standard & Poor’s credit outlook for Xcel Energy and its operating companies is stable.

The following represents the credit ratings assigned by Moody’s and Standard & Poor’s to various Xcel Energy companies as of April 20, 2004. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating company.

Company	Credit Type	Moody’s	Standard & Poor’s
Xcel Energy Xcel Energy Xcel Energy	Senior Unsecured Debt Preferred Stock Commercial Paper	Baa1 Baa3 N/A	BBB- BB+ A2

NSP-Minnesota NSP-Minnesota NSP-Minnesota	Senior Unsecured Debt Senior Secured Debt Commercial Paper	A3 A2 P2	BBB- BBB+ A2

NSP-Wisconsin NSP-Wisconsin	Senior Unsecured Debt Senior Secured Debt	A3 A2	BBB BBB+

PSCo PSCo PSCo	Senior Unsecured Debt Senior Secured Debt Commercial Paper	Baa1 A3 P2	BBB- BBB+ A2

SPS SPS	Senior Unsecured Debt Commercial Paper	Baa1 P2	BBB A2

Capital Structure – Following is the preliminary capital structure of Xcel Energy at March 31, 2004:

	Balance at	Percentage of
	March 31,	Total
(Billions of dollars)	2004	Capitalization
Short-term debt	$0.1	1%
Long-term debt *	6.6	55%

Total debt	6.7	56%

Preferred equity	0.1	1%
Common equity	5.2	43%

Total equity	5.3	44%

Total capitalization	$12.0	100%

* Includes current portion of long-term debt.

Note 6. Rates and Regulation

PSCo Capacity Cost Adjustment - In October 2003, PSCo filed an application to recover incremental capacity costs through a purchased capacity cost adjustment (PCCA) rider. The PCCA is designed to recover purchased capacity payments to power suppliers that are not included in PSCo’s current base electric rates or other recovery mechanisms. Based on the current request, the capacity rider is expected to recover $27 million in 2004, $44 million in 2005 and $38 million in 2006. In addition, PSCo has proposed to refund to its retail customers 100 percent of any electric earnings in excess of its authorized rate of return on equity, currently 10.75 percent, through 2006. The CPUC staff and the Office of Consumer Counsel (OCC) have proposed that only resources approved by the CPUC as a part of a 1999 resource plan and the resources in base rates should factor into the PCCA calculation. Over the period 2004 through 2006, the CPUC staff and OCC position would reduce the PCCA revenue requested by PSCo by approximately one third. Hearings were held in April 2004. Based on the current schedule, PSCo expects a final decision with new rates in effect in June 2004, if the CPUC approves the PCCA.

Note 7. NRG Bankruptcy Settlement

In May 2003, NRG filed for bankruptcy to restructure its debt. At the time of the filing, NRG was a subsidiary of Xcel Energy. NRG’s filing included its plan of reorganization and a settlement among NRG, Xcel Energy and members of NRG’s major creditor constituencies.

In December 2003, NRG emerged from bankruptcy. As part of the reorganization, Xcel Energy completely relinquished its ownership interest in NRG. As part of the overall settlement, Xcel Energy agreed to pay $752 million to NRG to settle all claims of NRG against Xcel Energy and claims of NRG creditors against Xcel Energy. In return for such payments, Xcel Energy received, or was granted, voluntary and involuntary releases from NRG and its creditors.

On Feb. 20, 2004, Xcel Energy paid $400 million to NRG. Xcel Energy expects to pay $328.5 million of the remaining $352 million on April 30, 2004, based on tax refunds received by Xcel Energy from the carry back of its 2003 net operating loss that resulted from the write-off of its investment in NRG. The remaining $23.5 million payment is due on May 30, 2004. Xcel Energy will meet these cash requirements from cash on hand, including the tax refund proceeds, and/or borrowings under its revolving credit facility.

Note 8. Xcel Energy Earnings Guidance

2004 Earnings Guidance – Xcel Energy’s 2004 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2004 Diluted EPS Range
Utility operations	$1.25 - $1.33
Holding company financing costs	($0.08)
Seren	($0.03)
Eloigne	0.01
Other nonregulated subsidiaries	$0.00 - $0.02

Xcel Energy Continuing Operations – EPS	$1.15 - $1. 25

Key Assumptions for 2004 Earnings Guidance:

•	NRG has no impact on Xcel Energy’s financial results in 2004;

•	Normal weather patterns throughout 2004;

•	Weather-adjusted retail electric utility sales growth of approximately 2.0 percent;

•	Weather-adjusted firm retail gas utility sales growth of approximately 1 percent;

•	Successful outcome of the requested $27 million capacity rider revenue increase in Colorado;

•	2004 trading and short-term wholesale margins are expected to be slightly less than 2003 margins;

•	2004 utility operating and maintenance expense is expected be relatively flat, compared with 2003 levels;

•	2004 depreciation expense is projected to decrease by about 1 to 2 percent compared with 2003;

•	2004 interest expense is projected to decline by approximately $15 million, compared with 2003 levels;

•	An effective tax rate of approximately 31 percent; and

•	Average common stock and equivalents of approximately 425 million shares in 2004, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES
UNAUDITED EARNINGS RELEASE SUMMARY
All dollars in thousands, except earnings per share

3 months ended March 31,	2004	2003
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,236,408	$2,018,616
Nonregulated and other revenue	54,177	56,941

Total revenue	$2,290,585	$2,075,557
Income from continuing operations	$144,298	$125,966
Income from discontinued operations	5,613	14,046

Net income	$149,911	$140,012
Earnings available for common shareholders	$148,851	$138,952
Average shares – common and potentially dilutive (1000’s)	421,921	417,368
Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.37	$0.35
Losses from nonregulated subsidiaries and holding company	(0.02)	(0.04)

Total continuing operations	0.35	0.31
Discontinued operations	0.01	0.03

Total earnings per share – GAAP	$0.36	$0.34

Book value per share	$13.13	$11.95